Exhibit 23.2

Glast, Phillips & Murray, P.C.
815 Walker Street, Suite 1250
Houston, Texas 77002
(713) 237-3135

June 29, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549

Re:           EGPI Firecreek, Inc. – Form S-8

Gentlemen:

We have acted as counsel to EGPI Firecreek, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock, $0.001 par value per share, which are issuable pursuant to the Company’s Non-Employee Consultants Retainer Stock Plan for the Year 2009.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours, /s/ Glast, Phillips, & Murray, P.C.